UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    May 16, 2019

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Director

On May 16, 2019, Robert Clarke announced that he is resigning from his positions as Chief Executive Officer and director of Pulmatrix, Inc. (the “Company”), effective immediately. Concurrent with the announcement, the Company entered into a General Release and Severance Agreement with Mr. Clarke (the “Separation Agreement”), pursuant to which Mr. Clarke will provide certain transition services to the Company for a period of 90 days following the date of his resignation. Pursuant to the Separation Agreement, Mr. Clarke will be entitled to receive (i) a target annual performance bonus for 2018 equal to $176,516, less applicable taxes and other withholdings, payable on the Company’s first regular pay date following the Effective Date (as defined in the Separation Agreement), (ii) severance pay of $441,291, less applicable taxes and other withholdings, for 12 months, payable in equal installments in accordance with the normal payroll policies of the Company, with the first installment being paid on the Company’s first regular pay date following the Effective Date, (iii) a separation bonus equal to $32,885, less applicable taxes and other withholdings, to be paid on the Company’s first regular pay date following the Effective Date, (iv) certain medical insurance coverage for a period of 12 months or until Mr. Clarke begins employment with another employer and (v) the full vesting of any and all outstanding equity awards that would have vested during the 24-month period following Mr. Clarke’s resignation, with the exception of the Second Option (as defined in the Mr. Clarke’s employment agreement, dated June 15, 2015 (the “Employment Agreement”)).

The Separation Agreement also provides for certain customary covenants regarding confidentiality and non-disparagement. Pursuant to the Separation Agreement, Mr. Clarke agreed to a general release of claims in favor of the Company. Upon effectiveness of the Separation Agreement, the Employment Agreement will automatically terminate; provided, however, that certain customary noncompete and nonsolicitation provisions will remain in full force and effect.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Appointment of New Chief Executive Officer and Director

On May 16, 2019, the Company’s Board of Directors (the “Board”) appointed Ted Raad as Chief Executive Officer and a Class II director of the Company, effective May 16, 2019. As consideration for his services as Chief Executive Officer, Mr. Raad will be entitled to receive (i) an annual base salary of $450,000 and (ii) a target annual cash bonus equal to 45% of his base salary. The Company expects to enter into a new employment agreement with Mr. Raad in connection with his appointment as Chief Executive Officer. Any additional terms, including compensatory terms, of Mr. Raad’s employment, once determined, will be disclosed by an amendment to this Current Report on Form 8-K. Mr. Raad will not receive any compensation for his services as director.

Mr. Raad, 49, has served as the Company’s Chief Business Officer since May 2017 and leads the Company’s commercial and business development efforts. He has more than 20 years of commercial health care and life science leadership experience and most recently served as chief commercial officer at Option Care, where he helped separate the specialty home infusion business unit from Walgreens to create the nation’s largest independent home infusion provider. Prior to that, he was a business unit head at Sunovion with overall responsibility for CNS and respiratory products, including assets in asthma and COPD. During his time at Sunovion, Mr. Raad led multiple products through clinical development to commercialization and implemented new strategic alliances in the US and Japan. Earlier in his career he also gained direct launch experience with Sporanox, Janssen’s oral itraconazole product to treat fungal infections, and brings that experience to the Pulmatrix Pulmazole program. Mr. Raad holds a BS in Business Administration from University of Colorado at Boulder and an MBA from Thunderbird Global School of Global Management.

Other than the foregoing, there are no arrangements or understandings between Mr. Raad and any other persons pursuant to which he was selected to serve as the Company’s Chief Executive Officer and director. In addition, there are no transactions between the Company and Mr. Raad or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

On May 16, 2019, the Company issued a press release announcing Mr. Clarke’s resignation and Mr. Raad’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	General Release and Severance Agreement, dated May 16, 2019, by and between the Company and Robert Clarke, Ph.D.

99.1	Press release, dated May 16, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: May 16, 2019	By:	/s/ William Duke, Jr.
William Duke, Jr.
Chief Financial Officer